Exhibit 3(llll)

ARTICLES OF ORGANIZATION

OF

WICHITA/VICTORY AVE., LLC

The undersigned being a natural person of the age of eighteen years or more, acting as the organizer of a limited liability company under the Texas Limited Liability Company Act, hereby adopts the following Articles of Organization for such limited liability company:

ARTICLE I

The name of the limited liability company is Wichita/Victory Ave., LLC.

ARTICLE II

The limited liability company shall continue in existence until December 31, 2099.

ARTICLE III

The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Limited Liability Act, as amended from time to time (the “Act”).

ARTICLE IV

The street address of the initial registered office of the limited liability company is 800 Brazos, Suite 1100, Austin, Texas 78701, and the name of its initial registered agent at such address is Capitol Corporate Services, Inc.

ARTICLE V

The limited liability company shall be managed by its member. The name and address of initial member are:

Name	Address
Anland 16, L.P.	Three Lincoln Centre
5430 LBJ Freeway, Suite 800
Dallas, Texas 75240

ARTICLE VI

The name and address of the organizer is as follows:

Name	Address
Tora Lazusky	c/o Hughes & Luce, L.L.P.
1717 Main Street, Suite 2800
Dallas, Texas 75201

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 30th day of January, 2003.

/s/ TORA LAZUSKY
Tora Lazusky